Exhibit 4.1

The Colonial
BancGroup
401(k) Plan

Summary Plan Description

2003

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933

The Colonial BancGroup 401(k)

Plan Summary Plan Description

January 1, 2002

YOUR PLAN

The Colonial BancGroup, Inc. (the “Company”) has always “looked to the future,” pursuing its many opportunities, and as a result, has enjoyed steady growth over the years. The Company sponsors The Colonial BancGroup 401(k) Plan (the “Plan”) to help you “look to the future,” in preparation for your retirement years. Today, working hard is not enough. You will need to make the most of your Company benefits and other sources of income you’ll have when you retire.

Your benefit from the Plan, Social Security, The Colonial Retirement Plan, and your personal savings can provide the income you’ll need after you retire. You may want to think of this plan as a cornerstone in building your future financial security.

Whether you’re new to the Company or retirement is just around the corner, understanding your Company benefits is very important. The time to look to the future is now. Learning about your Company benefits, one plan at a time, is a good place to start.

The purpose of this booklet is to help you do just that. This booklet, called a Summary Plan Description or SPD, explains the important features of the Plan, as revised effective January 1, 2002. This booklet is also intended to serve as a prospectus relating to 2,000,000 shares of common stock, $2.50 par value, of The Colonial BancGroup, Inc. that have been registered with the United States Securities and Exchange Commission and may be issued in connection with the Plan.

Beginning on January 1, 2002, this Plan was amended to be an employee stock ownership plan (“ESOP”) as well as a 401(k) plan. In essence, the portion of funds invested in Company stock comprise the ESOP portion of the Plan. Your ability to invest in Company stock and move amounts out of the Company Stock Fund remain unchanged. The Plan covers all eligible employees of the Company and its affiliates that participate in the Plan. In this booklet, all of these participating companies will be collectively referred to as the “Company.”

Read this Summary Plan Description carefully and share it with your family so they’ll understand your benefits too. If you have questions about the Plan, please contact the Human Resources Department at (334) 833-3119.

THE PLAN AT A GLANCE

Plan Feature	For More Information, See:
You may join the before-tax and matching contribution portions of the Plan as of the first day of any calendar month after you complete 3 months of service.	Before-tax and Matching Contributions Page 1

You may join the profit sharing contribution portion of the Plan as of the first day of any calendar quarter after you complete 1,000 hours of service during a 12-month period.	Profit Sharing Contributions Page 1

You can choose to contribute from 1% to 70% of your pay with before-tax dollars to the Plan each year.	How Much Can You Save? Page 3

Your contributions are deducted from your pay before federal (and most state) income taxes are taken out.	Before-tax Contributions Page 3

You may contribute over the government and Plan limits if you are age 50 or over.	Catch-Up Contributions Page 4

You may roll over a payment from certain qualified retirement plans, annuities and individual retirement accounts into your account.	Rollover Contributions Page 5

The Company matches your contribution $.50 for every $1.00 you contribute (including catch-up contributions) up to 6% of your pay.	Matching Contributions Page 6 Maximum Contributions Page 5

If you are employed on the last day of the Plan Year, you may also receive a profit sharing contribution.	Profit Sharing Contributions Page 6

You can choose to invest your account in one or more of a variety of investment funds with different investment goals.	Investing Your Savings Page 8

You receive quarterly updates of your Plan account.	Account Statements Page 10

You are always 100% vested in your before-tax and catch-up contributions to the Plan. You become vested in employer contributions gradually, over a period of five years. Vesting is your right to the value of your account — even if you leave the Company before retirement.	VESTING Page 11

Special rules may apply if you leave the Company and are later rehired.	If You Are Rehired Page 12

Plan Feature	For More Information, See:
Under certain conditions, you may withdraw amounts from your account while you are actively employed.	IN-SERVICE WITHDRAWALS Page 13

You may be able to borrow money from your account while you are actively employed.	LOANS Page 16

You may receive a benefit when you retire or leave the Company.	DISTRIBUTIONS Page 18

If you die, your beneficiary will receive your vested account.	If You Die Page 18

Your benefit is paid in a lump sum.	Payment of Your Benefits Page 18

You can name a beneficiary to receive your vested account if you die.	Naming a Beneficiary Page 19

If your claim for a benefit is denied, you can appeal the denial.	CLAIMS PROCEDURES Page 24

You have certain rights under ERISA.	YOUR RIGHTS UNDER ERISA Page 28

The Telephone Hotline and Internet Website can give you quick and convenient access to your account.	TELEPHONE HOTL INE AND INTERNET WEBSITE Page 20

You do not pay taxes on your account balance until you receive it.	FEDERAL INCOME TAX CONSEQUENCES Page 32

You have certain rights if you have invested part of your account in Company Stock.	SECURITIES MATTERS Page 35

You have a right to elect distribution of dividends on Company Stock.	DISTRIBUTION OF DIVIDENDS ON COMPANY STOCK Page 37

BASIC PLAN INFORMATION

Introduction

The Plan is a defined contribution plan and employee stock ownership plan providing retirement benefits for eligible participants and beneficiaries. The Plan Number is 002, and the Plan Year is January 1 to December 31. The Investment Committee’s members are approved by the Board of Directors of The Colonial BancGroup, Inc.

Plan Name

The Colonial BancGroup 401(k) Plan

Employer and Plan Sponsor

The Colonial BancGroup, Inc.

One Commerce Street

Montgomery, Alabama 36104

(334) 833-3119

A complete list of the employers adopting the Plan may be obtained by participants and beneficiaries upon written request to the Plan Administrator and is available for examination by participants and beneficiaries.

Employer ID Number

63-0661573

Plan Administrator

The Plan is administered by the Administrative Committee, the members of which are appointed by the Board of Directors of The Colonial BancGroup, Inc.

The Administrative Committee for The Colonial BancGroup 401(k) Plan

The Colonial BancGroup, Inc. 32 Commerce Street, 1st Floor Montgomery,

Alabama 36104

(334) 833-3119

Agent for Service of Legal Process

Legal process regarding any matter related to the Plan may be served on the Administrative Committee or the Trustee at their respective addresses.

Plan Financing

•	Employer and employee contributions fund the Plan.

•	Contributions go into a trust fund, and are held and managed by the Trustee.

•	While you direct the investment of your Plan account, the Investment Committee directs the Trustee in regard to the underlying investments and investment policies.

Investment Committee

The Investment Committee for The Colonial BancGroup 401(k) Plan

The Colonial BancGroup, Inc. 32 Commerce Street, 1 st Floor Montgomery, Alabama 36104

(334) 833-3119

Plan Trustee

The Charles Schwab Trust Company

425 Market Street 7th Floor

San Francisco, California 94105

(877) 319-2782

TABLE OF CONTENTS

ELIGIBILITY	1

Before-tax and Matching Contributions	1
Profit Sharing Contributions	1
Ineligible Employees	1
How Service Is Counted?	1
Break-in-Service	2
How to Join	2

CONTRIBUTIONS	3

How Much Can You Save?	3
Definition of Pay	3
Before-tax Contributions	3
Catch-Up Contributions	4
An Example of How You Save Through the Plan And Save on Taxes	4
Maximum Contributions	5
After-Tax Contributions	5
Rollover Contributions	5
Changing Your Contributions	6
Matching Contributions	6
Profit Sharing Contributions	6
Pre-1987 Vested Contributions	6
Supplemental Contributions	6
When Are Contributions Allocated to My Account?	7

INVESTMENTS	8

Who Holds the Investments in the Plan	8
Investing Your Savings	8
Your Investment Choices	8
Your Investment Strategy	8
Changing Your Investments	9
Investment Earnings	9
An Example of How Your Savings Can Grow	9
Account Statements	10

VESTING	11

Your Contributions	11
Company Contributions	11
Full Vesting for Other Reasons	11
If You Cease to be an Employee	11
If You Are Rehired	12
Restoring Service	12

IN-SERVICE WITHDRAWALS	13

General Withdrawal Rules	13

Age 59 1/2 Withdrawals	13
Hardship Withdrawals	14
Pre-1987 Vested Account and After-Tax Account Withdrawals	14
Distribution of Dividends on Company Stock	15

LOANS	16

How to Apply	16
Amount	16
Security	16
Interest Rate	16
Repayment	17
Defaulting on a Loan	17

DISTRIBUTIONS	18

If You Leave the Company for Reasons Other Than Death	18
If You Die While You Are an Employee	18
Payment of Your Benefits	18
Required Beginning Date	18
Naming a Beneficiary	19

TELEPHONE HOTLINE	20

Internet Access	20
Toll-free Telephone Hotline	20
Internet and Telephone Hotline Security	20
Hotline PIN	20
Internet Password	20
Confirmations	21
Benefits Service Center	21

MISCELLANEOUS MATTERS	22

If the Plan Becomes Top Heavy	22
IRS Approval	22
Circumstances That May Affect Your Benefits or Your Account	22
Assignment of Benefits	22
Permitted Offsets	23
Qualified Domestic Relations Order	23
Pension Benefit Guaranty Corporation	23
Future of the Plan	23

CLAIMS PROCEDURES	24

Claims Involving Claims Other Than Disability Benefits or Disability Determination	24
Appeal of Denied Claim	24
Claims Involving Disability Benefits and Disability Determinations	25
Appeal of a Denied Disability Claim	26

YOUR RIGHTS UNDER ERISA	29

Background	29
ERISA Provisions	29
ERISA Duties	29
Enforce Your Rights	30
Assistance with Your Questions	30

KEY TERMS TO KNOW	32

FEDERAL INCOME TAX CONSEQUENCES	34

Contributions	34
Distributions	34
Character of Taxable Distribution	35
Sale of Company Stock Distributed	35
Rollovers	36

SECURITIES MATTERS	38

Voting and Tendering of Company Stock	38
Incidents of Ownership of Other Investment Funds	39
Restrictions on Resale of Company Stock	40

DISTRIBUTION OF DIVIDENDS ON COMPANY STOCK	40

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	41

SCHEDULE A Description of Investment Funds	A-1
SCHEDULE B Historical Annual Rates Of Return	B-1

ELIGIBILITY

Before-tax and Matching Contributions

You are eligible to join the before-tax and matching contribution portions of the Plan as of the first day of any calendar month if you complete 3 months of service (starting with your date of hire).

However, if you are a part-time, temporary, or seasonal employee who is scheduled to work less than 20 hours per week, you are not eligible to join the before-tax and matching contribution portions of the Plan until you complete 1,000 hours of service (starting with your date of hire) during your first 12-month period of employment, or during any calendar year after that.

Profit Sharing Contributions

You are eligible to join the profit sharing contribution portion of the Plan as of the first day of any calendar quarter (January 1, April 1, July 1, or October 1) following your completion of 1,000 hours of service (starting with your date of hire) by the end of your first 12-month period of employment, or during any calendar year after that.

Ineligible Employees

You are not eligible to participate in the Plan if you are a:

•	leased employee or independent contractor as determined under the Company’s worker classification procedures;

•	union employee;

•	nonresident alien with no U.S. source income; or

•	part-time, temporary, or seasonal employee who is scheduled to work less than 20 hours per week and you have not completed 1,000 hours of service during any calendar year.

How Is Service Counted?

An “hour of service” is each hour for which you are paid or are entitled to payment by the Company. This includes the time you have worked for the Company or any company in the Company’s “controlled group.” Controlled group companies include those that are 80% or more owned by or under common control of the Company. For a complete list of controlled groups or any other companies that have adopted the Plan, contact the Human Resources Department at 32 Commerce Street, 1st Floor, Montgomery, AL 36064.

You are given credit for certain times you don’t work. For example, you receive credit for up to 501 hours of service for vacation, holiday, illness, disability, layoff, jury duty, military duty, authorized leaves of absence, and periods for which back pay is awarded.

Break-in-Service

A break-in-service occurs when you work less than 501 hours of service in a Plan Year.

If you are on maternity or paternity leave, you will be credited with up to 501 hours of service in the year you take the leave, for the purpose of determining whether a breakin-service has occurred. If you already have 501 hours of service when your leave begins, you may be credited with up to 501 hours in the following year.

How to Join

You may join the Plan when you first become eligible. You can obtain an enrollment kit that will include information about the Plan and forms to complete.

If you do not wish to join the Plan when you first become eligible, you can enroll at any time thereafter.

CONTRIBUTIONS

How Much Can You Save?

When you join the Plan, you choose how much you will save from 1% to 70% of your before-tax pay. For each year in which you are 50 or older, you also are eligible to make catch-up contributions (see Catch-Up Contributions, Page 4).

Highly paid employees can contribute only 6% of their pay, up to the IRS compensation limit, to the Plan. You will be notified if this limit applies to you.

Definition of “Pay”

Your “pay” is gross pay on which you are taxed (that is, the amount that is included on your W-2 form for the portion of the year you participate in the Plan) including:

•	base pay,

•	before-tax contributions,

•	Cafeteria Plan contributions, overtime pay,

•	bonuses, and

•	commissions.

“Pay” does not include:

•	pay earned before you became a participant in the Plan,

•	employer-paid contributions under the Plan,

•	fringe benefits,

•	reimbursements and expense allowances,

•	moving expenses,

•	welfare benefits (e.g., employer-provided accident and health insurance benefits),

•	any other amounts that receive special tax benefits, and

•	pay in excess of the IRS compensation limit which is $200,000 for 2002.

Before-tax Contributions

You make your contributions to the Plan with before-tax dollars through payroll deductions. You may contribute from 1% to 70% of your pay (in 1% increments). Please note, if you are a highly paid employee, your contributions are limited to 6% of your pay.

Before-tax contributions are deducted from your pay before federal (and most state) income taxes are taken out. However, you still pay Social Security (FICA) taxes on your before-tax contributions.

You do not pay taxes on your savings or investment earnings until you receive your benefits from the Plan, usually not until you leave the Company or retire.

Catch-Up Contributions

If you are age 50 or older at any time during the Plan Year, you may contribute an additional amount in before-tax dollars through payroll deductions. This additional contribution is called a “catch-up” contribution and cannot exceed $1,000 in 2002, $2,000 in 2003, $3,000 in 2004, $4,000 in 2005 and $5,000 in 2006. Catch-up contributions allow you to contribute in excess of the government and Plan limits.

An Example of How You Save Through the Plan And Save on Taxes

Let’s say you earn $30,000 a year, and you are single. You save 6% of your pay - $150 a month - before-tax through the Plan, instead of after-tax through a bank savings account:

Before-tax Contributions			After-tax Contributions
Annual pay	$30,000		$30,000
Before-tax savings (6% of annual pay)	(1,800)		n/a
Taxable pay	$28,200		$30,000
Estimated federal income tax*	(3,116)		(3,386)
Social Security and Medicare taxes (7.65% of annual pay)	(2,295)		(2,295)
After-tax savings (6% of annual pay)	n/a		(1,800)
Take home pay	$22,789		$22,519
Tax savings		$270

*	Estimated federal income taxes are based on a 2001 tax rate of single with one exemption of $2,900 and a standard deduction of $4,550.

In this example, you can save $270 in federal income taxes by saving through the Plan. That’s a savings of $22.50 per month.

Maximum Contributions

The government limits how much before-tax money you can save each year through the Plan. The dollar limit is $11,000 in 2002, $12,000 in 2003 and $13,000 in 2004. If you are eligible, catch-up contributions can be made in excess of this limit.

Annual contributions to your account under the Plan, which include your contributions and Company contributions, may not be more than the lesser of:

•	$40,000, or

•	100% of your annual IRS Form W-2 earnings plus your before-tax contributions under the Plan and the Company’s Cafeteria Plan.

No more than $200,000 of annual income in 2002 may be taken into account in calculating how much you may contribute to the Plan.

NOTE: Contribution limits may change in future years.

Additional limits may apply to certain highly paid employees. If contributions made on behalf of highly paid employees exceed these limits, the following may occur:

•	a portion of the highly paid employees’ contributions may be refunded,

•	matching contributions for highly paid employees may be forfeited, or

•	additional contributions (called “supplemental contributions”) to the Plan may be made on behalf of the nonhighly paid employees.

If you are affected by these limits, you will be notified.

After-Tax Contributions

You may not make after-tax contributions to the Plan. However, you will have an aftertax account maintained for you to the extent you made after-tax contributions prior to January 1, 1986.

Rollover Contributions

If you came to work for the Company from another employer that had a qualified retirement plan, you may roll over funds from your prior employer’s qualified plan into the Plan. In addition, you may roll over funds from certain individual retirement accounts, individual retirement annuities, annuity plans, annuity contracts and other eligible plans maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state. This is known as a “rollover contribution.” You may roll over a payment from another plan, even if you do not choose to make before-tax contributions to the Plan.

However, funds must be rolled over into the Plan within 60 days after you receive them from the other qualified plan. You may avoid tax withholding if you roll over the payment directly into the Plan. A minimum of 20% will be deducted for federal income taxes from any payment you receive which is not directly rolled over into another qualified plan or an IRA.

You may request a rollover form via www.millimanonline.com or through the Telephone Hotline.

Changing Your Contributions

You may stop, start, increase or decrease your percentage any time via www.millimanonline.com or through the Telephone Hotline. After the Colonial Payroll Department processes your request, it is effective on the next available payroll.

Matching Contributions

The first 6% of pay that you contribute to the Plan and your catch-up contributions are eligible for a matching contribution by the Company. For every $1.00 of your such contributions to the Plan, the Company contributes an extra $.50 to your account.

EXAMPLE: Suppose you earn $30,000 each year and you choose to contribute 6% or $1,800 of your pay on a before-tax basis. The Company will match 50% of your contributions.

You contribute $1,800 The Company matches 50% of of your before-tax pay your $1,800 contribution or $900

THE TOTAL AMOUNT GOING INTO THE Plan IS 9% OF YOUR PAY OR $2,700 ($1,800 of your before-tax contributions plus $900 of your matching contributions).

Profit Sharing Contributions

Each year, the Company may add a profit sharing contribution to the account of each participant who is employed on the last day of the Plan Year. The profit sharing contribution is calculated based on a percentage of your eligible pay. You are eligible for the profit sharing contribution even if you do not contribute to the Plan.

Pre-1987 Vested Contributions

You will have a pre-1987 vested contributions account maintained for you to the extent certain employer contributions were made on your behalf prior to January 1, 1987.

Supplemental Contributions

The amount of before-tax and matching contributions made to the Plan must pass certain limits required by the Internal Revenue Code. If conditions exist that cause the Plan to exceed these limits, the Company may (but is not required to) contribute additional amounts to the Plan.

These additional contributions are called supplemental contributions. If the Company makes any supplemental contributions for a Plan Year, they will be allocated to the accounts of nonhighly paid employees based on the formula in the Plan that is selected by the Administrative Committee.

When Are Contributions Allocated to My Account?

Employee and Matching Contributions

Your before-tax, catch-up, rollover, and matching contributions will be allocated to the ESOP portion of the Plan as soon as administratively feasible after they are received by the Trustee, on any day the Plan is valued. The Plan accounts are valued each day that the New York Stock Exchange is open. During the next year the portion of your ESOP account that is not invested in Company stock as of the preceding December 31 will be transferred to the non-ESOP portion of the Plan. Your ability to make investment changes is not affected by having amounts credited to your ESOP account or non-ESOP account.

Profit Sharing Contributions

Profit sharing contributions are allocated as of the last day of the Plan Year to participants who are employed on the last day of the Plan Year.

Supplemental Contributions

If the Company makes any supplemental contributions for a Plan Year, they are allocated as of the last day of the Plan Year.

INVESTMENTS

Who Holds the Investments in the Plan

The Company has established a trust fund to hold the assets of the Plan. The trust fund is held by the Trustee as named in the “BASIC PLAN INFORMATION” section of this booklet. All contributions made to the Plan will be received by the Trustee.

Investing Your Savings

The Trustee, based on directions from the Plan’s Investment Committee, will select investment funds for the Plan.

You decide how to invest the money in your Plan account in these investment funds. When you enroll in the Plan, you indicate on your enrollment form what percentage of your account you want to invest in each of the eight investment funds available under the Plan. You may invest in any or all of the investment funds.

Your investments must be in whole percentages and must total 100%. If you do not designate any investments for your account, or if the total of the investments you select does not add up to 100%, your account or the portion you have not directed investment will be invested in the Balanced Fund.

Your Investment Choices

The Plan offers a variety of investment choices, including a company stock fund, which is a unitized investment fund primarily invested in The Colonial BancGroup, Inc. Common Stock (“Company Stock”). To the extent you elect to invest all or a portion of your account in the Company Stock Fund, you will have certain rights. These rights are described under the Securities Matters heading on page 35 of this booklet. Amounts invested in the Company Stock Fund remain in the ESOP portion of the Plan.

A brief description of the available investment funds is set forth on Schedule A, and their historical annual rates of return are set forth on Schedule B.

Your Investment Strategy

Each fund offers certain advantages and risks. Depending on the level of risk you want to accept, you can create an investment strategy that meets your savings goals. Before investing in a particular fund, you should read its prospectus carefully.

When you enroll in the Plan, you will receive summary information regarding each of the currently available investment funds. You may obtain updated summaries at any time via www.millimanonline.com or through the Telephone Hotline. You may also receive a current prospectus (or similar information) for any fund by requesting it via www.millimanonline.com or through the Telephone Hotline.

If you need assistance in making your investment choices, you should contact a tax or financial adviser. The Company can give you general information about the available funds but cannot give you investment advice.

The Plan is intended to be a plan described in Section 404(c) of ERISA. This means that if you choose to direct the investment of your Plan account, the fiduciaries of the Plan may be relieved of liability for any losses attributable to that portion of your Plan account which is the direct and necessary result of any investment instructions given by you.

Changing Your Investments

You may also change the percentage you want to invest in the investment funds at any time via www.millimanonline.com or through the Telephone Hotline.

Investment Earnings

As of each business day, your Plan account will be credited with earnings and losses actually experienced by it through your chosen investments. All investment earnings grow in your account on a tax-deferred basis. This means that you pay no federal income taxes on those earnings until you receive a distribution.

An Example of How Your Savings Can Grow

Let’s say:

•	you make $30,000 a year,

•	you save 6% before-tax contributions each year ($150 a month; about $35 a week),

•	the Company matches $.50 for each dollar you contribute to the Plan, adding $900 to your account each year, and

•	let’s assume you earn a 6% return on your account each year.

Here’s how much you could have in your account if you save for one, five, ten, or twenty years:

One Year	Five Years	Ten Years	Twenty Years
$2,749	$15,497	$36,234	$101,123

Of course, this is just an example. The actual amount you will receive from the Plan will depend on your actual pay, pay increases over the years, your contributions, the Company’s contributions, and earnings or losses on your account.

Remember, too, that you will pay taxes on your contributions, Company contributions and earnings when they are distributed to you as explained more fully in the section entitled “FEDERAL INCOME TAX CONSEQUENCES” of this booklet.

Account Statements

You will receive a personal statement of your account’s current value quarterly. The statement will show your account activity, including your contributions, Company contributions, gains or losses on your investments, and any loans or withdrawals.

VESTING

You must “vest” (or earn a right over time) in your account. When you leave the Company, you have a right to receive all or a portion of your vested account from the Plan.

Your Contributions

You are always 100% vested in your before-tax, catch-up, pre-1987 vested, after-tax, supplemental and rollover contributions—adjusted for investment gains and losses.

Company Contributions

You become vested in your matching and profit sharing contributions made by the Company according to the following vesting schedule. These contributions are adjusted for investment gains and losses.

Vesting Schedule
Years of Vesting Service	Vesting
1	20%
2	40%
3	60%
4	80%
5	100%

You earn one year of vesting service for each Plan Year in which you are credited with 1,000 hours of service with the Company. A Plan Year is January 1 through December 31.

Full Vesting for Other Reasons

Regardless of your length of service, you become 100% vested in your account if you are an active employee of the Company and you:

•	reach age 65,

•	become disabled (as defined under the terms of the Plan), or

•	die.

If You Cease to be an Employee

If you cease to be an employee before you become fully vested in your matching and profit sharing contributions, you will forfeit (or lose) the nonvested portion of those contributions and will not be entitled to payment of those contributions. Forfeitures may, in the discretion of the Administrative Committee, be used to pay Plan expenses or used to reduce the Company’s matching and/or profit sharing contributions.

If You Are Rehired

If your employment terminates and you are later rehired, special provisions of the Plan may apply to you.

Restoring Service

If you terminate and are later rehired, the Plan will restore your previously forfeited amounts and your years of vesting service, if you had less than five consecutive one-year breaks-in-service before you were rehired. You have a “break-in-service” when you work less than 501 hours in a Plan Year.

IN-SERVICE WITHDRAWALS

Although the Plan is intended as a way to save for retirement, it is designed to be flexible to help you with emergencies. You may withdraw money from your account while you participate in the Plan. This is called an “in-service withdrawal.” The Plan has three types of in-service withdrawals:

•	age 59 1/2 withdrawals,

•	hardship withdrawals, and

•	pre-1987 vested account and after-tax account withdrawals.

General Withdrawal Rules

If you choose to make one of these withdrawals and the assets of your account are invested in more than one investment fund, the amount of your withdrawal will be charged against each investment fund in the percentage your account is invested in that fund.

Your withdrawal will be paid to you in a lump sum in cash or, at your request, in Company Stock to the extent your account is invested in Company Stock.

Withdrawal amounts are taken from your account in the following order:

•	after-tax account,

•	pre-1987 vested account,

•	rollover account,

•	vested matching account,

•	vested profit sharing account, and

•	before-tax account.

You will need to plan ahead to withdraw money from the Plan because it may take up to 30 days to process your request and issue a check.

A processing fee of $35.00 will be deducted from the amount of your withdrawal.

If you are considering making a withdrawal, you should also read the “FEDERAL INCOME TAX CONSEQUENCES” section of this booklet and consult your tax and financial adviser.

Age 59 1/2 Withdrawals

If you are age 59 1/2 or older, you may request a withdrawal of all or part of your vested account at any time. You may obtain the proper form to request a withdrawal by requesting it via www.millimanonline.com or through the Telephone Hotline.

Hardship Withdrawals

The Plan may allow you to withdraw funds from your Vested Account if you have an immediate financial need for which you have no other resources. The Plan allows withdrawal of funds needed to pay:

•	certain unreimbursed medical expenses for you, your spouse, or your dependents;

•	the purchase of your primary residence, but not for regular mortgage payments;

•	tuition, room and board and related educational expenses for the next 12 months of post-secondary education for you, your spouse, or your dependents; or

•	past-due mortgage or rent payments in order to prevent foreclosure on the mortgage of your principal residence or your eviction.

To meet the Plan’s qualifications you:

•	must have no other reasonably available source of funds to meet the financial need,

•	must have obtained all other withdrawals or loans from other sources, including the Plan, and

•	must have elected to receive currently available dividends on vested shares of Company Stock if you are invested in Company Stock under the Plan.

The minimum hardship withdrawal amount you can request is $500.

You may obtain the proper form to request a hardship withdrawal by requesting it via www.millimanonline.com or through the Telephone Hotline.

Pre-1987 Vested Account and After-Tax Account Withdrawals

You may make a withdrawal at any time of all or part of the value of:

•	your after-tax account, and

•	your pre-1987 vested account.

You may obtain the proper form to request a withdrawal by requesting the form via www.millimanonline.com or through the Telephone Hotline.

Distribution of Dividends on Company Stock

You have the right to elect to have dividends paid on vested shares of Company Stock held under the Plan distributed to you or you can reinvest such dividends. Unless you otherwise elect prior to the record date of a dividend, you will be deemed to have chosen to have the dividends automatically reinvested in Company Stock. You may elect to receive you dividends or change your election at any time via www.millimanonline.com or through the Telephone Hotline.

LOANS

If you are an active employee, you may be able to borrow money from your Plan account. One of the advantages of borrowing is that the proceeds of a loan, unlike an in-service withdrawal, are not taxable. Also, as you repay a loan, your principal and interest payments are credited back to your own account. Additional detailed information is provided in the loan procedures for the Plan. You may obtain a copy of the loan procedures from the Human Resources Department upon request.

How to Apply

To apply for a loan and to learn how much money you have available for a loan, call the Telephone Hotline or log on to the Internet Website. You can also use www.millimanonline.com or the Telephone Hotline to model your loan by determining the amount of loan payments and repayment period that best fits your situation. Once you’ve decided the amount you wish to borrow, use www.millimanonline.com or the Telephone Hotline to request a loan. A loan origination fee of $50 will be deducted from your account. In addition, a $4 monthly administrative fee will be built into your loan repayments.

Amount

The amount you are permitted to borrow is determined, in part, by the value of your vested account. The minimum amount you can borrow is $1,000. The maximum is the lesser of:

•	50% of the value of your vested account minus the total amount of all Plan loans outstanding, or

•	$50,000 minus your highest outstanding loan balance in the preceding 12 months.

Security

To secure the repayment of your loan, you must give a security interest in up to 50% of your account. That means that up to one-half of your account will serve as collateral for your loan.

Interest Rate

When you repay your Plan loan, you will also pay a fixed rate of interest. Both the interest and principal will go back into your account. Once the rate for your loan is determined, the rate is fixed for the term of the loan.

Repayment

Loan repayments will be made over the term of the loan (up to 60 months) through automatic payroll deductions. At anytime, you can prepay the entire outstanding balance of your loan without penalty, but you must repay the loan in full—partial prepayments will not be accepted. All payments of principal and interest are invested according to your investment direction at the time of repayment.

Defaulting on a Loan

The outstanding balance of your loan will be considered in default if:

•	you cannot make the regularly scheduled payroll deduction for repayment; or

•	your employment with the Company terminates for any reason and you are unable to repay the outstanding loan balance.

In the event of termination, you have 90 days to repay the outstanding loan balance in one lump-sum payment.

Otherwise, your loan will be considered in default at the end of the calendar quarter following the calendar quarter in which repayments ceased (the “cure period”). If repayments do not resume before the end of the cure period, the outstanding balance plus interest accrued through the end of the cure period will be deemed as being distributed to you and will be reported to the IRS. You will be required to pay income tax on this “distribution” for the tax year in which the default occurs and an additional 10% penalty will also apply if the default occurs before age 59 1/2.

DISTRIBUTIONS

If You Leave the Company for Reasons Other Than Death

If you leave the Company for any reason (other than your death) or if you become “totally and permanently disabled,” you will be entitled to receive a distribution of your vested account balance.

Under the Plan, you are considered “totally and permanently disabled” if you are qualified, or would qualify, for the Company’s Long-Term Disability Plan.

If You Die While You Are an Employee

If you die while you are an employee of the Company or one of its subsidiaries, you will become 100% vested in your account and your beneficiary will receive payment of your account balance.

Payment of Your Benefits

If the value of your vested account is less than $5,000, you (or your beneficiary in the event of your death) will automatically receive payment in a single lump sum. However, if the value of your vested account is $5,000 or more, your account will not be paid to you without your consent.

If your account is invested in Company Stock, you may elect payment of that portion of your account invested in Company Stock in either cash or in whole shares of Company Stock. Any fractional shares of Company Stock will be paid in cash.

Lump-sum distributions are made as soon as administratively possible after you leave the Company, become disabled, retire, or die. You may request a distribution via www.millimanonline.com or through the Telephone Hotline.

Delaying the Payment of Your Account

If the value of your vested account is $5,000 or more and you are no longer employed by the Company, you have the option to delay payment of your vested account until you reach normal retirement age (age 65).

Required Beginning Date

If you are not a 5% or more owner of the Company’s stock, and you continue to work beyond age 70 1/2, you will begin to receive your benefit on the date you actually retire.

If you are a 5% or more owner of the Company’s stock, federal law requires that you must begin receiving your benefits no later than the April 1 of the calendar year following the calendar year in which you reach age 70 1/2, even if you are still actively working for the Company.

Naming a Beneficiary

You may name a beneficiary to receive your account balance if you die. If you are married, your spouse is automatically your beneficiary. Your spouse must give his or her written permission for you to name someone else as your beneficiary. You must also have your spouse’s permission to change your beneficiary in the future. Your spouse’s written permission must be witnessed by a notary public. If you are not married, you may name anyone you want as your beneficiary and change your beneficiary at any time.

If you do not name a beneficiary or your beneficiary dies before you and you do not name a new one, the value of your account will be paid in the following order to:

•	your surviving spouse, if any, then to

•	your estate.

To name or change your beneficiary, request a Beneficiary Designation Form via www.millimanonline.com or through the Telephone Hotline.

TELEPHONE HOTLINE AND INTERNET WEBSITE

Internet Access: www.millimanonline.com

Access to your account is always at your fingertips. Through www.millimanonline.com, you can access up-to-date information on your account balance, provisions of the Plan and investment fund information. The website also provides you with access to retirement planning tools through the Retirement Toolbox.

You can:

•	Change your payroll deduction at any time. After your request is processed, it is effective on the next available payroll.

•	Transfer funds

•	Change your investment elections

•	Apply for loans or in-service withdrawals

•	Explore different investment strategies using the Investor Risk Profile

•	Determine your retirement income needs and ways to achieve your goals through the Retirement Income Analyzer

Toll-free Telephone Hotline: 1-888-895-9416

Through a convenient toll-free 1-888-895-9416, available seven days a week, you can get many of the same types of information and conduct the same transactions as through the Internet website.

Internet and Telephone Hotline Security

To ensure that only you can access your account information, a security system requires your Social Security number and personal identification number (PIN) or password.

Hotline PIN

The first time you call, your assigned 4-digit Telephone Hotline PIN is your birth month and year (MM/YY). For your security and protection, you must change your PIN during your first call.

Internet Password

At first, your Internet password is the same as your 4-digit Telephone Hotline PIN. However, when you log on to www.millimanonline.com, you must change your password to a 6- to 10-digit password made up of letters and numbers.

Using your PIN and/or password has the force of signature. This means transactions requested through the telephone hotline or Internet are legally binding — as if you had personally signed the request.

For your protection, www.millimanonline.com is a secure website. However, to ensure that only you have access to your account information, always select Log Off when exiting the system.

Confirmations

You can print confirmations when using www.millimanonline.com to make changes in your account(s). When using the Telephone Hotline, a transaction confirmation is mailed within two working days of your request. In either case, you should review each confirmation and notify your benefits representative immediately if you think an error has occurred. Every possible effort is made to correct errors reported within 30 days of the date the confirmation was mailed. Failure to report an error within 30 days indicates your acceptance of the transaction.

Benefits Service Center

When you have a question and cannot find the answer on the Telephone Hotline menu, press “0” to speak with a Benefits Service Representative. Representatives are available Monday through Friday from 7:00AM until 7:00PM Central Time.

MISCELLANEOUS MATTERS

If the Plan Becomes Top Heavy

The Internal Revenue Code requires that all plans contain specific provisions to follow if the Plan becomes top heavy. A top-heavy plan provides more than 60% of its benefits to certain “key” employees. A key employee (as defined by the Code) is usually a highly paid officer, a major stockholder, or other highly paid individual. It is unlikely that the Plan will become top heavy, but if it does, the Company will let you know how your benefits will be affected.

IRS Approval

The Plan is subject to continued approval by the Internal Revenue Service, which makes possible certain tax advantages for you and the Company. If material changes in the Plan are required for that approval, you will be notified.

Circumstances That May Affect Your Benefits or Your Account

You are always vested in your before-tax, catch-up, after-tax, pre-1987 vested, rollover and supplemental contributions. However, you are not always vested in the employer match and profit sharing contributions; you could lose your right to all or a portion of those contributions if you leave before you are 100% vested in your account (see “VESTING”). Your investment choices will affect your account balance. Just as gains can increase your account balance, losses can reduce the balance of your account and, thus, the amount of benefits you receive from the Plan.

Assignment of Benefits

Your Plan benefits may not be pledged, assigned, or garnished in payment of any debts. Because your Plan benefit is designed to provide security during your retirement, benefits are not assignable or subject to the claim of any creditor. However, as required by federal law, the Plan provides that:

•

your benefits may be paid to a divorced spouse, child, or other dependents under a Qualified Domestic Relations Order (“QDRO”), or your benefits may be offset by an amount ordered or required to be paid by the Plan, or

•

your benefits may be offset due to a judgment, order, decree or settlement agreement that expressly provides for the offset of all or part of the amount ordered or required to be paid to the Plan against your benefit under the Plan.

Permitted Offsets

If you are ordered or otherwise required to make a payment to the Plan, the Plan (in lieu of demanding such payment) may offset the amount of any benefit payments which the Plan might owe you by the amount you owe the Plan if the order or requirement to repay the Plan arises:

(1) under a judgment for conviction for a crime involving the Plan,

(2) under a civil judgment (including a consent order or decree) entered by a Court in an action brought in connection with a violation or alleged violation of part 4 of subtitle B of Title I of ERISA, or

(3) pursuant to a settlement agreement between the Secretary of Labor and you in connection with a violation or alleged violation of part 4 of such subtitle by a fiduciary or any other person, and the judgment order, decree or settlement agreement expressly provides for the offset of all or part of the amount ordered or required to be paid to the Plan against your benefit under the Plan.

Qualified Domestic Relations Order

A domestic relations order is any judgment, decree, or order (including certain property settlement agreements) that provides for child support, alimony, and/or marital property rights to a spouse, former spouse, child, or other dependents under state domestic relations law, including a community property law.

The order must meet specific requirements and have specific procedures regarding the amount and timing of payments in order to be recognized by the Administrative Committee as a QDRO. If you are affected by such an order, you will be notified.

You or your beneficiary may obtain, without charge, a copy of the QDRO procedures from the Administrative Committee.

Pension Benefit Guaranty Corporation

Because the benefits payable to participants under the Plan depend solely on the amounts held in their individual accounts, the Plan is not insured by the Pension Benefit Guaranty Corporation.

Future of the Plan

The Company expects to continue the Plan indefinitely but reserves the right to change its features or terminate the Plan at any time. If the Plan is terminated, your account will become fully vested and you will receive a distribution of the total amount credited to your account through the date of the distribution. In addition, each participating employer reserves the right to terminate its participation in the Plan, even if the Plan continues to operate for other participating employers and their employees.

CLAIMS PROCEDURES

Claims Involving Claims Other Than Disability Benefits or Disability Determination

The Administrative Committee will review all claims and may require you to provide it with whatever information that it decides is necessary to make a decision about your claim. Within 90 days after the Administrative Committee receives your claim (other than claims regarding disability determination), it will notify you of its decision, unless special circumstances require an extension of time. If an extension of time is required, the Administrative Committee will notify you of the extension in writing before the end of the first 90-day period. In no event may the extension be longer than 90 days from the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring the extension of time and the date by which you can expect to receive a decision.

If your claim is denied, in whole or in part, the Administrative Committee will provide you with written notice setting forth the following:

•	the specific reason for the denial,

•	the reference to the provisions of the Plan on which the denial is based,

•	an explanation of what additional information or material, if any, is needed to perfect the claim and why such information or material is needed,

•	a description of the Plan’s review procedures and applicable time limits, and

•	a statement of the right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Appeal of Denied Claim

If you want your claim reconsidered, you or your representative must appeal the Administrative Committee’s decision by submitting a written request for review by the Administrative Committee to the Human Resources Department within 60 days after you receive the written notification denying your claim. Any such request should be accompanied by documents, records or other information in support of the appeal. In addition, you or your representative may have reasonable access to, and copies of, all documents, records, and other information relevant to the claim, free of charge. A failure to request a review of a claim which is denied will be treated as full and complete agreement with the denial.

The Administrative Committee will review all relevant material, including any issues or comments submitted in writing by you or your representative (regardless of whether such information was submitted or considered in the initial benefit determination), and will render a decision on the claim within 60 days after it receives your written request for review. If an extension of time is required, the Administrative Committee will notify you of the extension in writing before the end of the first 60-day period. In no event may the extension be longer than 60 days from the end of the initial 60-day period. The extension notice will indicate the special circumstances requiring the extension of time and the date by which you can expect to receive a decision. The Administrative Committee will render a decision no later than 120 days after it receives your request.

The decision of the Administrative Committee will be in writing and will include specific reasons for the decision as well as specific references to the pertinent Plan provisions on which the decision is based. Such decision will also include:

•	the specific reason for the denial,

•	the reference to the provisions of the Plan on which the denial is based,

•	a statement that you are entitled to receive, upon request and free of charge, reasonable access to pertinent documents, records, and other information relevant to your claim for benefits,

•	a description of the Plan’s voluntary appeal procedures (if any), and

•	a statement of your right to bring an action under ERISA Section 502(a).

The Administrative Committee has the right and discretionary authority to interpret the provisions of the Plan and its decision will be conclusive and binding.

If your claim for benefits is denied, you cannot bring a lawsuit to recover benefits under the Plan unless you have timely exercised all appeal rights available to you under the Plan’s administrative claims procedures for a denied claim and your appeal seeking benefits have been denied by the Plan.

Claims Involving Disability Benefits and Disability Determinations

The Administrative Committee will review all claims regarding disability benefits and disability determinations and may require you to provide it with whatever information that it decides is necessary to make a decision about your claim. The Administrative Committee will notify you of its decision within 45 days after it receives your claim regarding disability benefits or a disability determination. The 45-day period may be extended by the Administrative Committee for up to 30 days (with the possibility of an additional 30 days, for a total extension period of 60 days), provided the Administrative Committee determines that such extensions are necessary due to matters beyond the control of the Administrative Committee and notifies you or your representative before to the expiration of the initial 45-day period (and before the expiration of the initial 30-day extension period for the additional 30-day extension period) of the circumstances requiring the extension of time and the date by which the Administrative Committee expects to render a decision.

In the case of any extension, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and you will be afforded 45 days within which to provide the specified information.

The Administrative Committee’s notice of denial will include:

•	the specific reason for the denial,

•	the reference to the provisions of the Plan on which the denial is based,

•	an explanation of what additional information or material, if any, is needed to perfect the claim and an explanation of why such information is necessary,

•	a description of the Plan’s claim review procedures and applicable time limits,

•	a statement of the right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

•

if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the denial, either a copy of or statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the determination will be provided to you free of charge upon request, and

•

if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, applying the terms of the Plan to the participant’s medical circumstances or a statement that such an explanation will be provided to you free of charge upon request.

Appeal of a Denied Disability Claim

If you want your claim reconsidered, you or your representative must submit a written appeal with the Administrative Committee within 180 days after receiving the denial. Any such request should be accompanied by documents, records, or other information in support of the appeal. You or your representative may have reasonable access to, and copies of, all documents, records, and other information relevant to the claim free of charge. The appeal will take into account all documents, records and other information you or your representative submit regarding your claim, without regard to whether the information was considered in the initial benefit determination. The appeal will not give deference to the initial decision to deny the claim and will be conducted by the Administrative Committee by an individual who is neither the individual who made the initial denial, nor the subordinate of such individual.

In reconsidering any denial that is based in whole or in part on a medical judgment, the Administrative Committee shall consult with a health care professional, whose identification must be provided upon request, and who has appropriate training and experience in the field of medicine involved in the medical judgment, and who is not the individual that was consulted in connection with the initial denial of the claim nor a subordinate of any such individual. A failure to timely request an appeal of a denied claim will be treated as full and complete agreement with the denial.

The Administrative Committee shall respond to you within 45 days of your appeal seeking reconsideration of the denied claim, or 90 days under special circumstances (in which case you will be notified in writing of the extension, of the reasons for the extension, and the date the reconsideration is expected to conclude). In its response to the appeal, the Administrative Committee will explain, in writing:

•	the reference to the provisions of the Plan on which the denial is based,

•	an explanation of what additional information or material, if any, is needed to perfect the claim and an explanation of why such information is necessary,

•	that you are entitled to receive, upon request and free of charge, reasonable access to pertinent documents, records, and other information relevant to your claim for benefits,

•	your right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review,

•

if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the denial, either a copy of or statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the determination will be provided free of charge to you upon request, and

•

if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, applying the terms of the Plan to the participant’s medical circumstances or a statement that such an explanation will be provided to you free of charge upon request.

The Plan’s claims review procedures do not include any voluntary levels of appeal (such as voluntary arbitration).

Finally, you and the Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.

YOUR RIGHTS UNDER ERISA

Background

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).

ERISA Provisions

ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Administrative Committee’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Administrative Committee, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrative Committee may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Administrative Committee is required by law to furnish each participant with a copy of the Plan’s Summary Annual Report.

Obtain free of charge a statement telling you whether you have a right under the Plan to receive a benefit at normal retirement age (age 65) and, if so, what your benefits would be at normal retirement age if you stop working now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to be eligible to receive a right to a benefit. This statement must be requested in writing and is not required to be given more than once a year.

ERISA Duties

ERISA imposes duties on the people who are responsible for the operation of the Plan (the “fiduciaries”).

Fiduciaries have a duty to operate the Plan prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension or welfare benefit or from exercising your rights under ERISA.

Enforce Your Rights

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Administrative Committee to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrative Committee. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Administrative Committee. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrative Committee, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

This booklet summarizes the terms and conditions of The Colonial BancGroup 401(k) Plan as it is in effect as of January 1, 2002.

Every effort has been made to provide, in easily understandable language, a clear and accurate description of the Plan. However, in the event of a conflict between this booklet and the Plan document, the Plan document will govern.

It is up to you to make your own Plan investment decisions. Before investing in a fund, you should read its prospectus carefully. Investments in the Plan are not FDIC-insured, are not deposits or other obligations of, and are not guaranteed by The Colonial BancGroup, Inc., Colonial Bank, your employer or any other institution. An investment in the Plan involves investment risks, including the possible loss of the principal amount invested. The Company can give you general investment information but cannot act as your financial or tax adviser. If you have questions or need help in making your investment decisions, contact a financial or tax adviser.

Participation in the Plan is not a guarantee of continued employment. Under no circumstances should this summary or participation in the Plan be construed or represented to be a contract that specifies terms or conditions of employment.

KEY TERMS TO KNOW

Here are definitions of some key terms which may come in handy as you read this booklet or for your future reference.

After-tax contributions. Savings to the Plan deducted from your paycheck after federal and state income taxes are deducted. Because these savings are taxed going into the Plan, they are not taxed when paid out.

Before-tax contributions. Savings to the Plan deducted from your paycheck before federal and state income taxes (but after FICA taxes) are deducted. Because these savings are not taxed going into the Plan, they are taxable when paid out.

Bond. A loan issued by corporations, governments or municipalities to raise money. A bond certificate is like an IOU and shows the amount loaned (the principal), the rate of interest to be paid on the loan, and the date the principal will be paid back (the maturity date).

Catch-Up Contributions. Additional Before-tax Contributions in excess of the government and Plan limits for participants who are age 50 or older at any time during the Plan Year.

Common Stock. Shares of ownership in a company. Generally, common stock is eligible for dividends based on corporate earnings and capital growth.

Company. The Colonial BancGroup, Inc. and affiliated companies that have adopted the Plan.

Equity. Stocks or other investment vehicles—such as mutual funds—that are composed of stocks. Equity represents ownership in a company.

Financial or Tax Adviser. A professional who helps individuals and families manage their money and plan for their future financial goals. For example, a Certified Public Accountant (CPA), Certified Financial Planner (CFP), Chartered Financial Consultant (ChFC), or a tax attorney.

Lump-Sum Distribution. A payment of your entire Plan benefit at one time. To avoid taxes, you may be able to make a direct rollover of your Plan payment to an IRA or to another qualified employer retirement plan.

Securities. Stocks, bonds or cash equivalents—instruments that represent the equity or debt of a corporation, a federal, state, or local government or a legal trust.

Vesting. Your right to receive all or a portion of your account from the Plan when you leave the Company. You are always 100% vested in your before-tax, catch-up, aftertax, pre-1987 vested, and rollover contributions. You are 100% vested in the Company matching and profit sharing contributions after five years. You earn a right to vest in 20% of those contributions each year.

FEDERAL INCOME TAX CONSEQUENCES

The Company intends that the Plan and the related trust qualify for favorable tax status under Sections 401(a), 401(k), 501(a) and 4975 of the Internal Revenue Code. Under present law, regulations and interpretations, participation in the Plan will have the following federal income tax consequences, assuming that the Plan is administered in accordance with the requirements of the Internal Revenue Code.

Contributions

Your before-tax and catch-up contributions are not subject to federal income tax at the time they are made to the Plan. However, Social Security taxes still must be withheld. Because you will still pay the full amount of your Social Security taxes due on your earnings, you will receive your full Social Security benefit when you retire or otherwise become eligible to receive this benefit.

Employer contributions made to the Plan by the Company and before-tax contributions made on your behalf will be deductible by the Company on its federal income tax return for the taxable year for which they are made. These contributions will be taxable to you for the taxable year in which they are distributed.

The earnings attributable to all contributions held by the Custodian on behalf of the Trustee will not be taxable to you until the taxable year in which they are withdrawn by or distributed to you. Generally, no earnings are taxable to the trust.

Distributions

Amount of Taxable Distribution

Distributions of cash or Company Stock from your account generally will be taxable in the year of distribution. The taxable amount of a distribution will depend on whether or not it qualifies as a lump-sum distribution. A lump-sum distribution is the payment, within a single taxable year, of all remaining benefits payable to you under the Plan because of your separation from service.

If the distribution qualifies as a lump-sum distribution, the taxable portion generally will be an amount equal to the sum of (i) the cash distributed, and (ii) the cost to the Trustee of acquiring the Company Stock distributed to you (or, if lower, the fair market value of such stock on the date of distribution). If the distribution does not qualify as a lump-sum distribution, the taxable portion of the distribution generally will be equal to the sum of (i) the cash distributed, and (ii) the fair market value of the shares of Company Stock distributed.

An additional 10% federal excise tax or penalty will be deducted from any “early distributions” you receive from the Plan. In general, a distribution is an early distribution if you receive it before you are age 59 1/2. However, a distribution will not be considered early if, at the time it is made:

•	you are no longer living,

•	you are totally and permanently disabled,

•	you are age 59 1/2 or older,

•	you are age 55 or older and have terminated employment with the Company,

•	the payment is used to pay certain unreimbursed medical expenses,

•	the payment is paid to someone under a Qualified Domestic Relations Order, or

•	you choose a direct rollover to an IRA or another employer’s qualified plan (see discussion in the section entitled “Rollovers” below).

You should seek competent tax advice from a qualified professional whenever you decide to receive a payment from the Plan.

Character of Taxable Distribution

The manner in which a distribution upon separation from service is taxable depends upon a number of factors. A lump-sum distribution will be taxable as ordinary income. You may elect to have the ordinary income portion of a lump-sum distribution taxed under a 5-year averaging method that operates in a manner so that the ordinary income portion of a distribution is treated as if it were received evenly over a 5-year period, and the federal tax rates in effect in the year of distribution would apply. Congress has repealed 5-year averaging for periods after 1999.

If your distribution from the Plan does not qualify as a lump-sum distribution, you have not participated in the Plan for at least 5 years, or you choose not to elect the special income averaging rules described above, your distribution will be taxed as ordinary income in the year received. (But see discussion in the section entitled “Rollovers” below.)

Sale of Company Stock Distributed

Upon a subsequent sale of Company Stock distributed under the Plan, your tax basis for determining gain or loss generally will be equal to the taxable portion of the distribution, less any cash received as part of the distribution and any income tax withheld with respect to the distribution. To obtain your basis in each share, the various costs of all shares purchased for your account are totaled and then divided by the total number of shares you received.

If the shares of Company Stock distributed from the Plan are sold or disposed of at a gain, the character of the gain will depend on whether the shares are received in a distribution qualifying for lump-sum treatment. If the shares are received in a lump-sum distribution, the amount of the gain, if any, not in excess of the “net unrealized appreciation” in the shares may be taxed as long-term capital gain in the year of such sale or disposition. “Net unrealized appreciation” is the excess, if any, of the market value of the Company Stock on the date of distribution over your tax basis in such stock. Any gain in excess of the “net unrealized appreciation” will be treated as long-term or short-term capital gain, depending on your holding period from the date of distribution from the Plan. If the shares are not received in a lump-sum distribution, the gain will be treated as long-term or short-term capital gain, depending on your holding period from the date of distribution from the Plan.

If the shares distributed from the Plan are sold at a loss (regardless of whether or not the stock was received in a lump-sum distribution), the loss will be treated as long-term or short-term capital loss, depending upon your holding period from the date of distribution.

Rollovers

You can defer the payment of income taxes on certain distributions to the extent that all or a portion of the cash and/or Company Stock received upon distribution is “rolled over” to an individual retirement account, an individual retirement annuity, an annuity plan, annuity contract, a plan maintained by state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state or another employer plan that accepts rollovers that agrees to separately account for amounts transferred into such plan. Generally, any distribution from a qualified plan that would be subject to income tax and is payable to you, and in certain cases your spouse, or an alternate payee under a QDRO who is your spouse or former spouse, is eligible for rollover treatment.

The following distributions are not eligible for rollover treatment: (i) a distribution which is required to be paid to you because you attain age 70 1/2; (ii) a hardship withdrawal, (iii) a distribution which is one of a series of substantially equal periodic payments made, not less frequently than annually, (iv) the portion of any distribution that is not includible in your gross income (unless transferred to an individual retirement account or annuity that separately accounts for these amounts) and (vi) any dividends.

You can choose a “direct rollover” of all or any portion of a payment that is eligible for rollover treatment. In a direct rollover, the distribution is paid directly from the Plan to an IRA, annuity contract, annuity plan or another employer plan that accepts rollovers. Alternatively, you can choose to have the distribution (or any portion thereof) paid to you. In that case, the amount paid to you will be subject to income tax unless, within 60 days, you roll over the payment to an IRA or another employer plan that accepts rollovers.

The Plan must withhold and send to the Internal Revenue Service 20% of any distribution eligible for rollover treatment which is not directly rolled over. However, eligible distributions of less than $200 are not subject to withholding. Furthermore, Company Stock included in your distribution does not have to be sold to meet the withholding requirements. (So, if Company Stock makes up more than 80% of the value of your taxable distribution, the amount withheld to pay your taxes will be less than 20%; however, you still will be responsible for paying income taxes on the entire distribution.) Any distribution not eligible for rollover treatment is taxable, but the mandatory withholding rules do not apply; in that case, you may elect not to have withholding apply.

SECURITIES MATTERS

Voting and Tendering of Company Stock

Stockholder Information

The Trustee or its designee will provide you the same information that is provided to the Trustee or its designee as a stockholder of the Company. The Trustee or its designee will provide this information to you as soon as practicable after it receives the information and may coordinate the process with the Company. However, as described below, all information relating to the buying, holding and selling of Company Stock will be maintained in a confidential manner, except to the extent required by applicable law.

Voting Of Shares

At the time of mailing the notice of each annual or extraordinary general meeting of the stockholders of the Company, the Company will provide the Trustee or the Trustee’s designee with a copy of any materials for the meeting generally provided to stockholders. The Trustee or its designee will distribute that information to each participant and, upon return of instructions from participants, will vote the Company Stock as instructed. The Trustee or its designee will vote any shares of Company Stock for which it does not receive timely voting instructions in the manner directed by the Investment Committee, or if it does not receive any such directions, in the same proportion as it votes the Company Stock for which it does receive such instructions. As described below, all information relating to the holding and voting of Company Stock will be maintained in a confidential manner.

Tender Offers

If there is a tender offer or exchange offer for Company Stock, each participant will be provided with the same materials relating to that offer as are provided to other stockholders. Each participant may elect, to the extent the offer is open to stockholders, that some or all of the Company Stock allocated to his or her account be tendered by the Trustee or its designee on his or her behalf. Upon timely receipt of instructions from a participant, the Trustee or its designee will tender or exchange Company Stock allocated to the participant’s account to the extent directed to do so. Any Company Stock allocated to a participant’s account and as to which the Trustee receives either no instructions or incomplete instructions will not be tendered. A participant who instructs the Trustee to tender some or all of the Company Stock allocated to the participant’s account may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares, and the Trustee will withdraw the directed number of shares of Company Stock from the tender offer prior to the offer withdrawal deadline. A participant will not be limited as to the number of directions to tender or withdraw that he or she may give to the Trustee. Unallocated shares of Company Stock will be tendered by the Trustee if the Investment Committee instructs the Trustee to tender them.

Other Incidents of Ownership

If the opportunity to exercise any other rights relating to incidents of ownership is made available to holders of Company Stock, the Trustee or its designee will make these rights available to participants. Similar rules relating to the pass-through of voting and tender offer rights as well as confidentiality will be maintained with respect to these other incidents of ownership. The Administrative Committee or the Investment Committee may provide the Trustee or its designee with instructions relating to these rights as long as the requisite confidentiality is maintained.

Confidentiality

The Administrative Committee will appoint one or more of the Company’s employees, or other designees, to maintain all information relating to the purchase, holding and sale of Company Stock, and the exercise of voting, tender and other rights with respect to these shares by participants in a confidential manner, such that neither the Administrative Committee nor the management of the Company will have access to that information, except to the extent required by applicable law. In the event that the appointed employees or other designees are unable to act without guidance with respect to Company Stock, the appointed employees or other designees nevertheless will seek guidance from the Company, the Administrative Committee, the Investment Committee or the Trustee without divulging the names or identities of any participants in relation to Company Stock held in the Plan.

The Administrative Committee, or its designee, will be responsible for monitoring the actions of the appointed employees or other designees in regard to confidentiality and for ensuring that these confidentiality procedures remain sufficient and are followed.

In the event that the Administrative Committee determines there exists a potential for undue employer influence on participants and beneficiaries (including, but not limited to, tender offers, exchange offers and contested board elections), the Administrative Committee will appoint an independent fiduciary to monitor the actions of the appointed employees or other designees in regard to confidentiality and to ensure that the Plan’s confidentiality procedures remain sufficient and are followed.

Notwithstanding anything in this Plan description to the contrary, to the extent necessary to comply with state or federal laws, information otherwise required to be maintained as confidential may be disclosed to the Company or any other person.

Incidents of Ownership of Other Investment Funds

The Trustee will exercise all powers of ownership with respect to each other investment fund other than the Company Stock Fund.

Restrictions on Resale of Company Stock

A person who is an affiliate of the Company generally should resell shares only in compliance with the provisions of Rule 144 promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”). “Affiliates” of the Company generally include all of the directors and principal officers as well as any principal shareholders of the Company and may include executive officers of the Company’s subsidiaries if they play a policy-making role at the Company level.

A person who, at the time of resale of Company Stock acquired pursuant to the 401 (k) Plan and registered under the 1933 Act, is not an affiliate of the Company generally may resell shares acquired by him or her pursuant to the Plan without restriction.

DISTRIBUTION OF DIVIDENDS ON COMPANY STOCK

You have the right to elect to have dividends paid on vested shares of Company Stock held under the Plan distributed to you or to have such dividends automatically reinvested in Company Stock. Unless you otherwise elect prior to the record date of a dividend, you will be deemed to have chosen to have the dividends automatically reinvested in Company Stock. You may change your election at any time and the election in effect on the record date of a dividend controls with respect to that dividend payment. Therefore, if you apply for a hardship distribution, you will be deemed to have elected to receive a distribution of all dividends currently payable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed with the Commission by the Company are incorporated herein by reference and made a part hereof:

1 The Company’s Annual Report on Form 10-K for its most recently ended fiscal year;

2 The Company’s reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Company’s annual report for its most recently ended fiscal year;

3 The Company’s Form 8-A dated November 22, 1994 and effective as of February 22, 1995, containing a description of the Company’s Common Stock; and

4 The Plan’s annual report on Form 11-K for its most recently ended fiscal year.

All reports and other documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

The Company will provide without charge to each person to whom this plan description is delivered, at the written or oral request of such persons, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the foregoing documents). The Company also will provide without charge upon request a copy of the Company’s latest Annual Report to Shareholders. Written or telephone requests should be directed to the Administrative Committee at The Colonial BancGroup, Inc., 32 Commerce Street, 1st Floor, Montgomery, Alabama 36104, (334) 833-3119.

SCHEDULE A

THE COLONIAL BANCGROUP 401(K) PLAN

Description of Investment Funds

Stable Value Fund (Schwab Institutional Advantage Money Fund)

Seeks to provide a consistent rate of return while preserving capital and minimizing risk. The fund consists of assets whose principal value remains stable regardless of stock and bond market fluctuations. These assets may include guaranteed investment contracts (GICs) issued by insurance companies, and bank investment contracts (BICs) issued by banks. These assets may also include money market instruments, such as bank certificates of deposit, banker’s acceptances and short-term treasury bills.

Intermediate Bond Fund (PIMCO Total Return Fund)

Seeks total return consistent with prudent investment management. The fund invests in fixed-income securities, including corporate bonds, U.S. government securities, mortgage-related securities, and money-market instruments. This fund is intended to maintain a portfolio duration range of three to five years.

Balanced Fund (Dodge & Cox Balanced Fund)

Seeks income, conservation of principal, and long-term growth of principal and income. The fund may invest a large portion of its assets in common stocks and convertible securities. Prospective earnings and dividends are major considerations in these purchases. Individual securities are selected with regard to financial strength and economic background. The balance of the fund’s assets is invested in investment-grade fixed-income securities.

Large Cap Growth Fund (American Century Income & Growth Fund)

Seeks capital appreciation by investing primarily in equity securities of companies with earnings that are expected to grow at an above-average rate. Current income is a secondary objective and is achieved by investing in dividend-paying common stocks and convertible securities.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933

A-1

Small Cap Growth Fund (Managers Special Equity Fund)

Seeks maximum capital growth. The fund invests primarily in common stocks and favors securities of companies expected to benefit from special factors or trends. These may include established companies, small companies or new issues. The fund may also invest in debt securities and in foreign securities.

Large Cap Growth Fund (Dreyfus Appreciation Fund)

Seeks rapid capital growth by investing primarily in small to medium-sized companies that are expected to demonstrate growth in earnings and revenue. These companies may be concentrated in a few industries that are experiencing rapid growth. The fund may use aggressive investment techniques, such as short selling, leveraging and frequent trading. The fund may also invest in debt securities and in foreign securities.

International Equity Fund (American AAdvantage International Equity Fund)

Seeks long-term capital appreciation. The fund ordinarily invests in at least 80% of assets in common stocks and convertibles of foreign issuers from at least three countries. Management selects securities based on a country’s economic outlook, market valuation, and potential changes in currency exchange rates. The fund may invest in high-quality foreign debt.

Company Stock Fund (The Colonial BancGroup, Inc. Company Stock Fund)

A unitized investment fund primarily invested in Company Stock, with a small cash component, this fund is designed for participants who want to develop or enhance their proprietary interests in the Company’s success. As is the case with all common stock funds, all or a part of a participant’s investment could be lost. If you invest a portion of your account in the fund, you may direct the Trustee as to how to vote the shares of Company Stock allocated to your account, and if there is a tender offer with respect to Company Stock, you will be given the opportunity to direct the Trustee as to whether or not to tender the shares of Company Stock credited to your account.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933

A-2

SCHEDULE B THE COLONIAL BANCGROUP

401(K) PLAN Historical Annual Rates Of Return

INVESTMENT FUND        2002 2001 2000 1999 1998

Schwab Institutional Advantage 1.48% 3.97% 6.13% 4.89% 5.27% Money Fund1 PIMCO Total Return Fund2 10.2% 9.48% 12.09% -0.28% 9.77%

Dodge & Cox Balanced Fund -2.94% 10.05% 15.14% 12.06% 6.69% American Century Income & Growth -19.37% -8.37% -10.53% 17.96% 27.67% Fund

Managers Special Equity Fund -21.98% -8.07% -2.56% 54.11% 0.2% Dreyfus Appreciation Fund -17.14% -10.75% 1.8% 9.97% 30.85% American AAdvantage International -14.1% -15.75% -4.36% 26.52% 11.52%

Equity Fund The Colonial BancGroup, Inc. -12.1% 36.1% 8.5% -10.8% -28.8% Company Stock Fund3

[1]	The fund commenced on January 4, 1994.
[2]	The Fund’s fiscal year end is March 31. Therefore, the information shown above reflects the Fund’s performance for the fiscal year ending March 31.
[3]	The Colonial BancGroup, Inc. Company Stock Fund will be comprised of Company Stock and a small cash component.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933

B-1